EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 9, 2007 on the financial statements of MDwerks, Inc. and Subsidiaries as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year then ended herein in the post-effective amendment to the registration statement of MDwerks, Inc. on Form SB-2, SEC File No. 333-132296, and to the reference to our firm under the heading ‘‘Experts’’ in the prospectus.

/s/ Sherb & Co., LLP Certified Public Accountants

Boca Raton, Florida
April 25, 2007